EXHIBIT 99.1

MSG NETWORKS INC. REPORTS

FISCAL 2020 THIRD QUARTER RESULTS

Fiscal 2020 third quarter revenues of $185.0 million

Fiscal 2020 third quarter operating income of $73.7 million

Fiscal 2020 third quarter adjusted operating income of $79.1 million

NEW YORK, N.Y., May 1, 2020 - MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fiscal 2020 third quarter ended March 31, 2020.

For the fiscal 2020 third quarter, MSG Networks Inc. generated revenues of $185.0 million, a decrease of 5% as compared with the prior year period. In addition, the Company generated operating income of $73.7 million, a decrease of 11%; adjusted operating income of $79.1 million, a decrease of 11%; and net income of $46.3 million, a decrease of 15%; all as compared with the prior year period.(1)

President and CEO Andrea Greenberg said, “During these unprecedented times, we are reminded of the important role live professional sports plays in people’s lives. We are confident that our business is well-positioned to weather this uncertain period and that, as a leader in regional sports and entertainment programming, we have a strong foundation in place that will benefit us as we navigate through the months ahead.”

Fiscal Year 2020 Third Quarter Results

(In thousands, except per share data)

Three Months Ended
March 31,
2020
Revenues	$184,972
Operating income	73,663
Adjusted operating income	79,132
Net Income	46,270
Diluted EPS	$0.77

(1)	See page 3 of this earnings release for the definition of adjusted operating income included in the discussion of non-GAAP financial measures.

Summary of Reported Results from Operations

Fiscal 2020 third quarter total revenues of $185.0 million decreased 5%, or $10.1 million, as compared with the prior year period. Affiliation fee revenue decreased $6.6 million, primarily due to the impact of a decrease in subscribers of approximately 8%, partially offset by the impact of higher affiliation rates.

Advertising revenue decreased $3.5 million, primarily due to lower sales related to live professional sports telecasts, partially offset by other net advertising increases. The decrease in sales from live professional sports telecasts was primarily due to fewer telecasts as compared with the prior year period, a result of the pause of the NBA and NHL seasons. Other revenues decreased $0.1 million.

Direct operating expenses of $83.8 million increased 2%, or $1.7 million, as compared with the prior year period. The increase was primarily due to higher rights fees expense, mainly a result of annual contractual rate increases. This was partially offset by other programming-related cost decreases, which include the impact of fewer live professional sports telecasts as compared with the prior year period.

Selling, general and administrative expenses of $25.8 million decreased 10%, or $2.9 million, as compared with the prior year period, due to lower advertising sales commissions, employee compensation and related benefits and advertising and marketing costs.

Operating income of $73.7 million decreased 11%, or $8.8 million, as compared with the prior year period, primarily due to the decrease in revenues and, to a lesser extent, higher direct operating expenses, partially offset by lower selling, general and administrative expenses (including share-based compensation expense).

Adjusted operating income of $79.1 million decreased 11%, or $9.5 million, as compared with the prior year period, primarily due to the decrease in revenues and, to a lesser extent, higher direct operating expenses, partially offset by lower selling, general and administrative expenses (excluding share-based compensation expense).

About MSG Networks Inc.

MSG Networks Inc., a pioneer in sports media, owns and operates two award-winning regional sports and entertainment networks and a companion streaming service that serve the nation’s number one media market, the New York DMA, as well as other portions of New York, New Jersey, Connecticut and Pennsylvania. The networks feature a wide range of compelling sports content, including exclusive live local games and other programming of the New York Knicks, New York Rangers, New York Islanders, New Jersey Devils and Buffalo Sabres, as well as significant coverage of the New York Giants and Buffalo Bills. This content, in addition to a diverse array of other sporting events and critically acclaimed original programming, has established MSG Networks as the gold standard in regional sports.

Non-GAAP Financial Measures

We define adjusted operating income, which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to adjusted operating income, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns	Ari Danes, CFA
Communications	Investor Relations
(212) 465-6442	(212) 465-6072

Conference Call Information:

The conference call will be Webcast today at 10:00 a.m. ET at investor.msgnetworks.com

Conference call dial-in number is 877-883-0832 / Conference ID Number 5577875

Conference call replay number is 855-859-2056 / Conference ID Number 5577875 until May 8, 2020

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Revenues	$184,972	$195,105	$533,683	$552,483
Direct operating expenses	83,762	82,085	236,487	230,210
Selling, general and administrative expenses	25,831	28,734	80,173	76,931
Depreciation and amortization	1,716	1,805	5,123	5,650

Operating income	73,663	82,481	211,900	239,692
Other income (expense):
Interest income	900	1,557	3,734	4,571
Interest expense	(9,419)	(11,658)	(30,168)	(35,273)
Debt refinancing expense	—	—	(2,764)	—
Other components of net periodic benefit cost	(258)	(413)	(774)	(1,231)

	(8,777)	(10,514)	(29,972)	(31,933)

Income from operations before income taxes	64,886	71,967	181,928	207,759
Income tax expense	(18,616)	(17,732)	(52,627)	(62,756)

Net income	$46,270	$54,235	$129,301	$145,003

Earnings per share:
Basic	$0.77	$0.72	$1.98	$1.93
Diluted	$0.77	$0.72	$1.97	$1.92
Weighted-average number of common shares outstanding:
Basic	60,011	75,152	65,194	75,041
Diluted	60,315	75,739	65,553	75,712

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director stock plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Operating income	$73,663	$82,481	$211,900	$239,692
Share-based compensation expense	3,753	4,371	13,852	13,658
Depreciation and amortization	1,716	1,805	5,123	5,650

Adjusted operating income	$79,132	$88,657	$230,875	$259,000

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2020	June 30, 2019
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$138,297	$226,423
Accounts receivable, net	108,605	108,349
Related party receivables, net	28,635	16,091
Prepaid income taxes	—	1,968
Prepaid expenses	2,812	2,003
Other current assets	4,345	5,286

Total current assets	282,694	360,120
Property and equipment, net	8,024	9,302
Amortizable intangible assets, net	31,148	33,743
Goodwill	424,508	424,508
Operating lease right-of-use assets	13,054	—
Other assets	38,204	39,226

Total assets	$797,632	$866,899

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$1,271	$907
Related party payables	1,688	941
Current portion of long-term debt	31,729	111,789
Current portion of operating lease liabilities	4,374	—
Income taxes payable	4,173	—
Share repurchase obligation	2,901	—
Accrued liabilities:
Employee related costs	12,241	15,466
Other accrued liabilities	12,494	13,898
Deferred revenue	1,046	185

Total current liabilities	71,917	143,186
Long-term debt, net of current portion	1,055,838	906,228
Long-term operating lease liabilities	10,764	—
Defined benefit and other postretirement obligations	24,453	25,834
Other employee related costs	4,711	4,713
Other liabilities	109	2,310
Deferred tax liability	241,873	243,396

Total liabilities	1,409,665	1,325,667

Commitments and contingencies
Stockholders’ Deficiency:
Class A Common Stock, par value $0.01, 360,000 shares authorized; 43,508 and 61,287 shares outstanding as of March 31, 2020 and June 30, 2019, respectively	643	643
Class B Common Stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of March 31, 2020 and June 30, 2019	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	7,403	9,916
Treasury stock, at cost, 20,751 and 2,972 shares as of March 31, 2020 and June 30, 2019, respectively	(456,302)	(179,561)
Accumulated deficit	(156,712)	(282,414)
Accumulated other comprehensive loss	(7,201)	(7,488)

Total stockholders’ deficiency	(612,033)	(458,768)

Total liabilities and stockholders’ deficiency	$797,632	$866,899

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Nine Months Ended
	March 31,
	2020	2019
Net cash provided by operating activities	$139,971	$142,080
Net cash used in investing activities	(2,211)	(3,912)
Net cash used in financing activities	(225,886)	(161,250)

Net decrease in cash and cash equivalents	(88,126)	(23,082)

Cash and cash equivalents at beginning of period	226,423	205,343

Cash and cash equivalents at end of period	$138,297	$182,261

Free Cash Flow

	Nine Months Ended
	March 31,
	2020	2019
Net cash provided by operating activities	$139,971	$142,080
Less: Capital expenditures	(2,211)	(1,912)

Free cash flow	$137,760	$140,168

Capitalization

March 31,
2020
Cash and cash equivalents	$138,297
Credit facility debt(a)	1,093,125

Net debt	$954,828

Reconciliation of operating income to AOI for the trailing twelve-month period(b)
Operating Income	$282,107
Share-based compensation expense	18,281
Depreciation and amortization	6,871

Adjusted operating income	$307,259

Leverage ratio(c)	3.1x

(a)	Represents aggregate principal amount of the debt outstanding.
(b)	Represents reported adjusted operating income for the trailing twelve months.
(c)	Represents net debt divided by adjusted operating income for the trailing twelve-month period, which differs from the covenant calculation contained in the Company’s credit facility.